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                                                                  Exhibit 10(ac)


                                AMENDMENT NO. 1
                                       TO
                    TRUST AGREEMENT DATED DECEMBER 22, 1994
                                    BETWEEN
                              LOCKHEED CORPORATION
                                      AND
                       J.P. MORGAN CALIFORNIA, AS TRUSTEE

                               SEPTEMBER 30, 1995


     WHEREAS, Lockheed Corporation ("Company") and J.P. Morgan California ("Trustee") have entered into a Trust Agreement dated December 22, 1994 ("Trust Agreement") and now desire to change certain terms and conditions of the Trust Agreement; and

     WHEREAS, Section 12 of the Trust Agreement provides that the Trust Agreement may be amended by written action of the Company and the Trustee;

     NOW, THEREFORE, effective as of September 30, 1995, Section 2 of the Trust Agreement is hereby amended by adding the following at the end thereof:

     "(e) If a Participant elects pursuant to the terms of a Plan to release the Company in whole or in part from its liability to provide benefits to the Participant under that Plan (the "First Plan") in exchange for the Company's agreement to provide benefits to the Participant under a plan that is not listed in Appendix A (the "Second Plan"), the Company may direct the Trustee to pay an amount equal to the value of the reduction in the Participant's benefits under the First Plan to an irrevocable trust established by the Company in connection with the Second Plan. Similarly, if a Participant elects pursuant to the terms of a Plan to have the Company's liability to the Participant under that Plan discharged through an assumption of that liability by another person, the Company may direct the Trustee to pay an amount equal to the value of the Participant's benefits under the Plan to such other person (or that person's designee) in connection with such assumption of liability."